DEBT SETTLEMENT AGREEMENT

Agreement made on September 30, 2003 between Zmax Capital Corp., with offices located at 1818-1177 West Hastings Street, Vancouver, British Columbia, referred to as Creditor and Healthbridge, Inc. with offices located at 1818-1177 West Hastings Street, Vancouver, British Columbia V6E 2K3 referred to as Debtor.

SECTION ONE
ACKNOWLEDGEMENT OF EXISTING OBLIGATION

The parties acknowledge that Debtor is at present indebted to Creditor in the sum of $34,000 as the result of loans extended by Creditor prior to December 31, 2002 and in the sum of $26,000 as the result of office space provided by Creditor to Debtor prior to December 31, 2002 with the agreement that loan repayments or office lease payments could be made either in cash or in shares of Debtor’s common stock.

SECTION TWO

CONSIDERATION

In consideration of the prior mutual agreements recited in this Agreement, Debtor and Creditor agree as follows:

a.

Method of Payment: Debtor agrees to pay to Creditor and Creditor agrees to accept from Debtor, in full satisfaction of the indebtedness described in Section One, above, 300,000 shares of Debtor’s common stock, valued at $0.20 a share, as consideration for monies owed to Creditor as a result of loans and office space provided by Creditor to Debtor.

b.

Satisfaction: On execution of this Agreement and Debtor’s board of directors resolution authorizing the issuance and delivery of 300,000 shares of Debtor’s common stock to Creditor provided for in Section Two (a) above, the original indebtedness of Debtor to Creditor, as described in Section One, above, will be forever cancelled and discharged.

In witness whereof, the parties have executed this Agreement in Vancouver, British Columbia on the date first mentioned above.

Healthbridge, Inc.

/s/ Nora Coccaro

By: Nora Coccaro, President

Zmax Capital Corp.

/s/ Holly Goring

By: Holly Goring, Corporate Secretary